Exhibit 3.39

CERTIFICATE OF INCORPORATION

OF

WELLMARK HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is WellMark Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

4.1 Authorized Shares. The total number of shares of stock that the Corporation shall have authority to issue is five thousand (5,000) shares, consisting of (i) two thousand five hundred (2,500) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) two thousand five hundred (2,500) shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” and, together with the Common Stock, the “Capital Stock”).

4.2 Series A Preferred Stock. The Series A Preferred Stock shall have the powers, preferences and rights, with the qualifications, limitations and restrictions thereof, set forth in this Section 4.2.

4.2.1 Definitions. For purposes of this Section 4.2, the following definitions shall apply:

“Junior Securities” means any of the Corporation’s equity securities other than the Series A Preferred Stock.

“Original Issue Price” means $9,900.00 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series A Preferred Stock).

“Qualified IPO” means the sale of the Corporation’s shares of Common Stock pursuant to a firm commitment underwritten public offering.

4.2.2 Dividends. The holders of then-outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative dividends, which shall accumulate on each such share of Series A Preferred Stock from the date such share was originally issued by the Corporation, whether or not declared or paid, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend to the holders of Junior Securities (other than a stock dividend or other distribution declared and paid on the Common

Stock that is payable in shares of Common Stock), at the rate of eight percent (8%) of the Original Issue Price per annum. All cumulative dividends payable pursuant to this Section 4.2.2 with respect to shares of Series A Preferred Stock shall be paid, at the option of the Company in the sole discretion of its Board of Directors, in either cash or additional shares of Series A Preferred Stock valued at the Original Issue Price per share (“Additional Shares”). Cumulative dividends on the Series A Preferred Stock will accrue but payments shall be deferred until:

(a) such time as the Corporation’s Board of Directors declares the same, in its sole discretion, when, as and if declared, out of funds legally available therefor; or

(b) such time as the Corporation is obligated to pay such dividends pursuant to the provisions of Section 4.2.4 below in connection with a liquidation, dissolution and winding up of the Corporation or consummation of a Qualified IPO.

No interest shall accrue on accumulated dividends. The Corporation shall, no later than the time that accumulated dividends are payable pursuant to this Section 4.2.2, authorize for issuance the full number of shares of Series A Preferred Stock issuable in payment of such accumulated dividends, as applicable. Each holder of shares of Series A Preferred Stock shall, by virtue of such holder’s acceptance of a stock certificate evidencing Series A Preferred Stock, be deemed to have consented to and approved, for purposes of Section 242 of the Delaware General Corporation Law, any amendment to the Corporation’s Certificate of Incorporation approved by the Corporation’s Board of Directors to increase the number of authorized shares of Series A Preferred Stock to enable the Corporation to comply with the immediately preceding sentence. All shares of Series A Preferred Stock issuable in payment of accumulated dividends shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

4.2.3 Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s bylaws, and except as otherwise required by law, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Series A Preferred Stock entitled to one vote per share.

4.2.4 Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of a then-outstanding share of Series A Preferred Stock shall be entitled to receive, out of the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”), before any distribution or payment is made upon any Junior Securities, an amount per share of Series A Preferred Stock equal to the Original Issue Price. If there are any Available Funds and Assets remaining after the distribution (or the setting aside for payment or distribution) to the holders of shares of Series A Preferred Stock of their full preferential amounts described in the immediately preceding sentence, then all such remaining Available Funds and Assets shall be distributed to the holders of the Series A Preferred Stock in payment of all accrued or declared but unpaid dividends on the Series A Preferred Stock, and holders of Additional Shares issued in payment of accumulated dividends on the Series A Preferred Stock shall be entitled to receive all payments with respect to such Additional Shares to which holders of outstanding shares of Series A Preferred Stock are entitled pursuant to this Section 4.2.4. If there are any Available Funds and Assets remaining after the distribution (or the setting aside for payment or distribution) to the holders of shares of Series A Preferred Stock of the full amount of accrued or declared but unpaid dividends on the Series A Preferred Stock described in the immediately preceding sentence, then all such remaining Available Funds and Assets shall be distributed among the holders of the then-outstanding shares of Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate Original Issue Price which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Original Issue Price of the shares of Series A Preferred Stock held by each such holder. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of shares of Series A Preferred Stock are sufficient to permit payment to such holders of the aggregate Original Issue Price which they are entitled to be paid, but are insufficient to permit payment to such holders of the aggregate accrued or declared but unpaid dividends on the Series A Preferred Stock (including any Additional Shares) which they are entitled to be paid, then the entire excess assets to be distributed (after payment of such aggregate Original Issue Price) shall be distributed ratably among such holders based upon the aggregate accrued or declared but unpaid dividends on the shares of Series A Preferred Stock (including any Additional Shares) held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of shares of Series A Preferred Stock at least ten days prior to the earlier of (i) the effective date of such liquidation, dissolution or winding up, or (ii) any payment date pursuant to this Section 4.2.4. Such notice shall describe in reasonable detail the terms and anticipated date of consummation of such liquidation, dissolution or winding up.

For purposes of this Section 4.2.4, consummation of a Qualified IPO shall be deemed to be a liquidation, dissolution and winding up of the Corporation, and, in such event, the holders of shares of Series A Preferred Stock shall be entitled to receive, in exchange for the cancellation of their shares of Series A Preferred Stock, payment of an amount equal to the amounts payable with respect to shares of Series A Preferred Stock upon a liquidation, dissolution or winding up, as provided in this Section 4.2.4.

Whenever a distribution provided for in this Section 4.2.4 is payable in property other than cash, the value of such distribution shall be the fair market value of such consideration as determined in good faith by the Board of Directors as of the date of such distribution.

4.2.5 No Redemption. Shares of Series A Preferred Stock shall not be redeemable by the Corporation.

4.2.6 No Conversion. Shares of Series A Preferred Stock shall not be convertible into any other securities of the Corporation or otherwise.

4.3 Common Stock. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock of the Corporation:

4.3.1 Amendments to this Certificate of Incorporation. Except as otherwise provided by law, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of Capital Stock voting together as a single class; provided, however, that with respect to any proposed modification, revision, alteration or amendment, repeal or rescission of the provisions of this Certificate of Incorporation which would alter or change the powers, preferences or special rights of the Series A Preferred Stock, whether pursuant to an amendment adopted pursuant to Section 242 of the DGCL or whether by merger, consolidation or otherwise, the approval of a majority of the votes entitled to be cast by the holders of Series A Preferred Stock, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of Capital Stock voting together as a single class as herein provided.

4.3.2 Voting Rights. Each stockholder of record shall have one vote for each share of Capital Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares of Capital Stock held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Holders of Capital Stock of the Corporation shall not have preemptive rights.

4.4 Record Holders. The Corporation shall be entitled to treat the person or entity in whose name any share (or fractional share) of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

7.1 Indemnification. The Corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation or entity, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or serving in such capacity in another corporation or entity at the request of the Corporation, in each case to the fullest extent permitted by Section 145 of the DGCL as the same exists or may hereafter be amended.

7.2 Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.3 Amendments. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article VII at the time of such repeal or modification.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

EXCLUSIVE FORUM FOR CERTAIN ACTIONS OR PROCEEDINGS

Unless and until the Board of Directors approves the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws, (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, or (v) any action or proceeding including any of the foregoing claims or actions (whether by joinder or otherwise).

ARTICLE X

INCORPORATOR

The name and mailing address of the incorporator of the Corporation are Katherine E. Duplay, c/o Bartlit Beck Herman Palenchar & Scott LLP, 1899 Wynkoop Street, 8th Floor, Denver, Colorado 80202.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on the 22nd day of October, 2012.

/s/ Katherine E. Duplay
Katherine E. Duplay, Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WELLMARK HOLDINGS, INC.

WellMark Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. Section 4.1 of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“4.1 Authorized Shares. The total number of shares of stock that the Corporation shall have authority to issue is ten thousand (10,000) shares, consisting of (i) five thousand (5,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) five thousand (5,000) shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” and, together with the Common Stock, the “Capital Stock”).”

2. The Corporation has not received any payment for any of its stock, and the foregoing amendment has been duly adopted in accordance with the provisions of Section 241 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 20th day of November, 2012.

WELLMARK HOLDINGS, INC.
By:	/s/ Katherine E. Duplay
Katherine E. Duplay, Sole Incorporator